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EXHIBIT 99.1

DOWNEY FINANCIAL CORP.
N E W S R E L E A S E	For further information contact: Thomas E. Prince Chief Operating Officer and Chief Financial Officer (949) 509-4440

DOWNEY FINANCIAL CORP. ANNOUNCES
NEW CHIEF FINANCIAL OFFICER

          Newport Beach, California – March 8, 2006. Daniel D. Rosenthal, President and Chief Executive Officer of Downey Financial Corp. (NYSE: DSL) announced today that Brian E. Côté will be joining Downey as Executive Vice President and Chief Financial Officer of both Downey Financial Corp. and Downey Savings and Loan Association, F.A., effective March 13, 2006.

          Mr. Côté will be assuming the chief financial officer responsibilities from Thomas E. Prince, who will continue as Downey’s Chief Operating Officer, an expanded role he assumed over a year ago to assist Mr. Rosenthal in managing the company.

          Commenting on Mr. Côté’s appointment Mr. Rosenthal stated, “Brian comes to us with broad financial experience within the financial services industry. He has served as Chief Financial Officer of several companies, including Chinatrust Bank (U.S.A.), Kinecta Federal Credit Union, DiTech Funding Corp. and WesCorp. In addition, he served in a variety of financial positions at institutions such as Security Pacific National Bank and American Express International Bank.”

          Downey Financial Corp., headquartered in Newport Beach, California, has assets of $17.3 billion and is the parent company of Downey Savings and Loan Association, F.A., which has 169 branches in California and four in Arizona.

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